Exhibit 99.1

CITADEL BROADCASTING CORPORATION ANNOUNCES HIRING OF A GENERAL COUNSEL

Citadel Broadcasting Corporation Announces Hiring of a General Counsel

LAS VEGAS, Nevada —(BUSINESS WIRE)—May 16, 2006—Citadel Broadcasting Corporation (NYSE: CDL) announced today the hiring of Jacquelyn J. Orr, Esquire, as General Counsel and Vice President.

“We are delighted to add Jackie Orr to our Company’s management team,” said Farid Suleman, Chief Executive Officer of Citadel. “Jackie brings with her a wealth of legal experience and knowledge of all aspects of the radio industry.”

Ms. Orr most recently worked for Entercom Communications Corp. as Associate Counsel advising on Federal Communications Commission regulatory matters, labor and employment issues, contract negotiations, and other legal matters. She previously worked as Litigation Counsel for CBS Inc. Ms. Orr also worked as an associate at Levine Sullivan & Koch in Washington, DC and Dechert, Price & Rhoads in Philadelphia. Ms. Orr is admitted to practice law in New York, Pennsylvania, and New Jersey.

Citadel Broadcasting Corporation is a radio broadcaster focused primarily on acquiring, developing and operating radio stations throughout the United States. The Company owns and operates 164 FM and 58 AM radio stations in 49 markets, located in 24 states across the country. For more information visit www.citadelbroadcasting.com.

CONTACT:	Citadel Broadcasting Corp. Patricia Stratford, 212-355-5656